Exhibit 99.1

AMERICAN WATER NAMES MARK MCDONOUGH SENIOR VICE PRESIDENT AND PRESIDENT OF NEW JERSEY AMERICAN WATER

CAMDEN, N.J., April 8, 2021 – American Water (NYSE: AWK), the largest publicly-traded U.S. water and wastewater utility company, announced today that it has named Mark McDonough Senior Vice President and President of New Jersey American Water effective April 19, 2021. McDonough replaces the former New Jersey American Water President Cheryl Norton, who was named American Water’s Executive Vice President and Chief Operating Officer on March 1, 2021.

“American Water is pleased to have Mark lead one of our company’s largest state operations,” said Cheryl Norton, Executive Vice President & COO of American Water. “Mark has deep utility experience, a strong commitment to excellent customer service, and a passion for safety, and he successfully builds and leads teams. I know he looks forward to working with our employees, the New Jersey Board of Public Utilities and staff, elected leaders, customers, and the community at large.”

McDonough currently serves as the President of American Water’s Military Services Group where he leads a team of nearly 500 employees that provides water and wastewater services to 17 military installations across the country. Under McDonough’s leadership, the Military Services Group was awarded contracts for ownership, operation, and maintenance of the water and wastewater utility systems at Joint Base Lewis-McChord (JBLM) in Washington state, Joint Base San Antonio (JBSA) in Texas, and the United States Military Academy (USMA) at West Point, N.Y. Stephen Curtis, currently Vice President of Operations of the Military Services Group, will replace McDonough as President of American Water’s Military Services Group.

Prior to his current role, McDonough was the Chief Compliance Officer for American Water. He originally joined American Water in June 2005, where he served primarily as lead counsel for the Military Services Group. McDonough has also worked extensively with American Water’s Contract Services Group.

Before joining American Water, McDonough was in private practice in both New Jersey and Maine. Prior to graduating from law school, McDonough was employed as a Special Agent with the United States Government, serving in the Office of Inspector General at the United States Department of Energy, The National Passenger Railroad Corporation (Amtrak) and the United States General Services Administration.

McDonough received his Bachelor of Science in Criminal Justice from the University of Delaware in 1987, his Master of Science in Justice from American University in 1990, and his Juris Doctor from George Mason University in 1996.

About New Jersey American Water

New Jersey American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 2.8 million people.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 7,000 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to 15 million people in 46 states. American Water provides safe, clean, affordable and reliable water services to our customers to help make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Media Contact:
Ruben Rodriguez
Senior Director, External Communications
American Water
856-371-4493
ruben.e.rodriguez@amwater.com

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